Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into by and between Michael D. Baumann (“Baumann”), in his individual capacity and on behalf of all entities that he controls (the “Baumann Entities”) and Trade Street Residential, Inc., a Maryland corporation, including its affiliates, parent entities and subsidiaries (“Company”). For purposes hereof, Baumann and the Company shall be collectively referred to herein as the “Parties,” and individually, as a “Party.”

WHEREAS, Company has employed Baumann as its Chief Executive Officer in accordance with that certain Employment Agreement dated September 26, 2013, by and between the Company and Baumann (“Employment Agreement”);

WHEREAS, Baumann currently serves as a member of the Board of Directors of the Company (the “Board”); and

WHEREAS, Baumann and the Company have reached the agreement set forth herein regarding the terms of Baumann’s departure from his employment with the Company, his resignation as a member of the Board and the termination of his Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Baumann and Company, hereby intending to be legally bound, agree as follows:

1.          Recitals. The recitals set forth above are true and correct and are incorporated herein by reference.

2.          Termination of Employment. Baumann’s separation from Company shall be effective at 5:00 p.m. Eastern Standard Time on February 23, 2014 (the “Separation Date”). Effective on the Separation Date, Baumann will be deemed to have (i) resigned as a member of the Board, (ii) resigned his position as Chief Executive Officer of the Company and (iii) terminated all other employee, agency, lessor, sublessor, licensor, sublicensor and other vendor relationships with the Company. Baumann warrants and represents that he has returned, or will promptly hereafter return, to Company all property of Company in his possession, custody, or control, including, but not limited to, files (paper and electronic) and other documents, client records, working papers, reports, computers and other hardware or software, access cards, office keys, and all other Company property (tangible or intangible) of any nature. For the avoidance of doubt, the Company shall continue to occupy the Company’s headquarters in Aventura, Florida, insofar as a lease extension has been executed and delivered by the Company in its name subject only to execution by the landlord, and the Company shall be deemed to own free and clear of any liens, security interests, claims or encumbrances whatsoever all furniture, furnishings, leasehold improvements, fixtures and equipment currently used by the Company. Notwithstanding the foregoing, Baumann shall be entitled to retain and remove all equipment currently in his office in the Company’s headquarters, including his desktop computer, iPad and telephone, which property shall be deemed to be owned by Baumann free and clear of any liens, security interests, claims or encumbrances. Baumann shall take reasonable steps as soon as possible to transfer any telephone and data plans to his personal name and, if such is not done by February 28, 2014, the Company shall be free to cancel such plans.

3.         Payments & Benefits to Baumann. In consideration of Baumann’s obligations and undertakings under this Agreement, the Company agrees as follows:

(a)	Cash Payments. On the Separation Date, the Company shall pay to Baumann (i) a lump sum cash settlement payment of $2,250,000.00, minus all applicable withholding taxes in accordance with normal payroll withholding practices, and minus a sum not to exceed $161,568.45 subject to verification of the Audit Committee of the Board (regarding certain personal expenses); (ii) a lump sum payment of $8,582.57 representing the payment for health insurance required by Section 7.4 of the Employment Agreement; and (iii) for a period of 12 months ending on the first anniversary of this Agreement, a monthly amount equal to the monthly rent on 2,500 square feet of office space at market rental rates, which payments will commence at such time as Baumann shall have presented to the Company an executed lease agreement evidencing such rental amount and a prompt and reasonable determination by the Company that such rental rate is a market rate. It shall be presumed that any “all-in” rental rate (including rent, tenant improvement charges, expense pass-through amounts and other costs) of $40.00 per square foot or less is a market rate. The Company shall also pay to Barbara Montero on the Separation Date a lump sum severance payment of $85,000.00, minus all applicable withholding taxes.

(b)	Vesting of Restricted Stock. Effective at the Separation Date, 54,338 shares of restricted common stock, par value $0.01 per share, of Company (“Common Stock”) awarded to and in the name of Michael D. Baumann upon completion of Company’s initial public offering (the “Restricted Shares”) shall vest in full; provided, however, that this number of shares of Common Stock otherwise to be issued and delivered to Mr. Baumann shall be reduced, in accordance with Section 14.04 of the Company’s 2013 Equity Incentive Plan (the “Plan”), to cover any tax withholding obligations applicable to the vesting of the Restricted Shares. Company shall, upon request of Baumann, issue and deliver one or more certificates evidencing the 54,338 shares of Company common stock, without any restrictive legend thereon referencing any vesting of such shares.
(c)	Amendment of Partnership Agreement. At the Separation Date, the Company and Baumann (including Baumann’s affiliates who are parties thereto) shall execute and deliver Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Trade Street Operating Partnership, LP (the “Partnership Agreement”) in the form attached as Exhibit A hereto.
(d)	Indemnification. That certain Indemnification Agreement between the Company and Baumann dated as of June 28, 2012 shall remain in full force and effect for acts and conduct by Baumann up to and including the Separation Date.

4.          Release.

(a)           In consideration of the payments and other benefits to be provided by the Company to Baumann after the Separation Date, Baumann, for himself and his heirs, executors, administrators, personal representatives, affiliates and assigns, hereby irrevocably and unconditionally forever releases and discharges Company, its past and present shareholders, officers, directors, partners, managers, members, attorneys, consultants, agents, employees, subsidiaries, parent corporations, affiliated or related entities and its or their past and present shareholders, officers, directors, agents, employees and all of the successors, assigns, and legal representatives of the foregoing (collectively, “Releasees”) of and from, any matter or thing occurring in whole or in part through the date hereof, any and all rights, claims, grievances, arbitrations, liabilities or causes of action (“Claims”) which Baumann has asserted, could assert or which could be asserted on his behalf (1) arising from Baumann’s relationship to, employment with or service as an employee, officer, director, or manager of the Company or its subsidiaries and affiliates prior to the date of execution and delivery of this Agreement, including his separation from such employment; provided, however, that Baumann does not release or discharge any claim that Baumann may have for or in respect of indemnification or advancement of expenses pursuant to any indemnification agreement between Baumann and the Company or pursuant to the Company’s organizational documents or applicable state law or (2) arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the ADA Amendments Act of 2008, the Genetic Information Nondiscrimination Act, the Florida Human Rights Act of 1977, the Florida Civil Rights Act of 1992, Section 760.50 of the Florida Statutes, the Miami-Dade County Code, and the wage and discrimination laws of the United States or any State of the United States or any other country and their subdivisions, including any state or local law, ordinance, regulation or rule, all of the foregoing as heretofore or hereafter amended, or any court decree, heretofore or hereafter promulgated. To the extent permitted by law, Baumann also waives any and all rights under the laws of any jurisdiction in the United States that would limit the foregoing release and waiver of which he had knowledge as of the date hereof. Baumann recognizes that, among other things, he is releasing Releasees of and from any and all claims he might have against Releasees for retaliation of any kind, pain and suffering, emotional distress, defamation, libel, slander and for discrimination based on age, gender, national origin, race, religion, disability, sexual orientation, or veteran status. Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not encompass, and Baumann does not release, waive or discharge, the obligations of the Company, or the rights of Baumann, under (i) any indemnification or similar agreement with Baumann or (ii) under this Agreement.

(b)        In consideration of the payments and other benefits to be provided by Baumann to the Company under this Agreement, the Company, on behalf of itself and its affiliates and each of their respective officers, directors, partners, shareholders, employees, and agents, hereby irrevocably and unconditionally forever releases and discharges Baumann and the Baumann Entities, their past and present shareholders, officers, directors, partners, managers, members, attorneys, consultants, agents, employees, subsidiaries, parent corporations, affiliated or related entities and their past and present shareholders, officers, directors, agents, employees and all of the successors, assigns, and legal representatives of the foregoing (which, together with Bauman collectively are referred to as the “Baumann Releasees”) of and from, any matter or thing occurring in whole or in part through the date hereof, any and all Claims which the Company has asserted, could assert or which could be asserted on his behalf (1) arising from Baumann’s relationship to, employment with or service as an employee, officer, director, or manager of the Company or its subsidiaries and affiliates prior to the date of execution and delivery of this Agreement, including Bauman’s employment and separation therefrom; provided, however, that the Company does not release any claim that the Company may have for indemnification pursuant to any indemnification agreement between Baumann and the Company or otherwise existing pursuant to the Company’s organizational documents or applicable state law, except insofar as such claim is released by this Agreement, including its release and discharge of Baumann from any and all claims whatsoever up to the date hereof that it had, may have had, now have or may have for or by reason of any claim arising out of or attributable to Baumann’s relationship to, employment with or service as an employee, officer, director, manager, agent, lessor, sublessor, licensor, sublicensor or vendor of the Company or its subsidiaries and affiliates, or pursuant to any, United States federal, state, or local law or regulation. Company agrees to indemnify and hold Baumann harmless from and against any Claim, grievance, loss, damage, liability, cost or expense, including without limitation, reasonable attorneys’ fees, by reason of Company’s breach of this Agreement, including the representations, warranties, and covenants made under this Agreement.

(c)          Baumann warrants and represents that he has not heretofore assigned or transferred to any person or entity any of the Claims released hereunder, nor has he filed any grievance, charge or complaints against Company with any governmental or administrative agency or court. Baumann agrees to indemnify and hold the Releasees harmless from and against any Claims, including without limitation, reasonable attorneys’ fees by reason of Baumann's breach of this Agreement, including representations, warranties, and covenants made under this Agreement.

(d)          The Parties acknowledge that this Agreement is an important legal document and that each of them has been requested to sign this document in connection with Bauman’s separation from Company. The Parties acknowledge that each of them: (i) has read this Agreement in its entirety, (ii) is competent to execute this Agreement, (iii) Baumann has executed this Agreement knowingly and voluntarily and without reliance upon any statement or representation of any Releasee or its representatives, (iv) has been advised to, and has had ample opportunity if so desired, to discuss this Agreement with his own attorney for assistance and advice concerning this Agreement, (v) the terms of this Agreement have been negotiated, (vi) understands the terms of this Agreement and their legal effects, and (vii) understands that the terms of this Agreement are enforceable. Baumann further covenants, warrants, and represents that he or it, as applicable, has entered into this Agreement freely and voluntarily.

(e)          The Parties further agree without any reservation whatsoever that neither of them (i) shall sue the other Party or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released herein or (ii) become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released herein.

(f)          Baumann hereby waives any right to monetary recovery or individual relief should any federal, state, or local agency (including the Equal Employment Opportunity Commission) pursue any claim on Baumann’s behalf arising out of or related to Baumann’s employment with and/or separation from employment with the Company.

5.          No Admission. The Parties agree that this Agreement does not constitute an admission by the Company or Baumann of any: (a) violation of any statute, law, regulation, order or other applicable authority; (b) breach of contract, actual or implied; or (c) commission of any tort.

6.           Non-Solicitation; Non-Disparagement. Baumann hereby covenants and agrees that for a period of one (1) year following the Separation Date, he shall not directly or indirectly induce or encourage any employee of the Company or affiliated entities to leave the employ of the Company or affiliated entities. Each of the Parties hereto agrees not to disparage the other or the other’s officers, directors, employees, attorneys, agents, consultants or representatives (or, in the case of the Company, any of its products or services); provided, that the foregoing shall not prohibit Baumann or the Company from making any general competitive statements or communications about the other or their respective businesses in the ordinary course of competition. Further, Baumann agrees and understands that any violation of this provision will void this Agreement and Baumann will be required to return or repay to the Company any and all consideration received under this Agreement.

7.          Standstill. For a period of four (4) years from and after the Separation Date, Baumann shall not:

(i) make any shareholder proposal, or “solicit” any “proxy” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2), or in any way participate in, any such “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the election of any director of the Company;

(ii) make any unsolicited offer, submit any unsolicited letter to the Company or the Board or any member or committee thereof or any officer of the Company, or otherwise make or participate in the making of any proposal, in each case to acquire, whether by merger, share exchange or otherwise, substantially all of the stock or assets of the Company;

(iii) seek representation on the Board or a change in the composition of the Board or otherwise submit any nominee to serve on the Board; and

(iv) bring, or participate in the bringing, of any action by or in the right of the Company against any then-sitting current or former director of the Company, or bring, or participate in the bringing, of any action or otherwise act to contest the validity of this Section 7;

8.          Confidentiality. The Parties hereto agree to keep the existence and terms of this Agreement and the circumstances of Baumann’s separation from the Company confidential, except as required to be disclosed by the regulations of the Securities and Exchange Commission or the listing rules of the NASDAQ Global Market. Baumann specifically agrees not to discuss the existence or terms of this Agreement with any third party except for his spouse, legal counsel and financial and legal advisors. The Company and Baumann agree that the press release attached as Exhibit B hereto shall be released prior to the opening of the market on February 24, 2014. Baumann acknowledges that during the course of Baumann’s employment and/or service on the Board he has had access to and/or the Company has disclosed to him information relating to the nature and operation of the Company’s business, the Company’s manner of operation, its financial condition, its business operations, it business and marketing plans and pricing methods (hereinafter “Confidential Information”). Baumann agrees that, for a period of one year from the date this Agreement is executed, Baumann will retain in confidence such Confidential Information and that Baumann will not, either directly or indirectly, use, reveal, disclose, publish, communicate or divulge any such Confidential Information to any other person or entity for any purpose whatsoever except as required by law. Baumann expressly agrees that he shall keep secret and confidential all such Confidential Information, except: (i) as authorized by the Company in writing or as required by law; (ii) as required to comply with a court order, subpoena, or demand of a governmental entity; (iii) to the extent that such information has become available to the public through no fault of Baumann nor by any breach by Baumann of the provisions of this Agreement.

9.          Cooperation. After the Separation Date, Baumann agrees to make himself available, upon reasonable request, to the Company, its external and internal auditors, and representatives to a reasonable extent for the purpose of providing information and cooperating with respect to pending or future investigations, audits, and inquiries on matters in which Baumann was involved during his tenure as Chief Executive Officer of the Company and/or about which Baumann has knowledge.

10.         Access to Office; Conduct. Up to and including February 28, 2014, Baumann shall be allowed access to the Company’s offices between the hours of 10:00 a.m. and 2:00 p.m. Eastern Standard Time. During any period that Baumann shall be present in the Company’s offices, he shall conduct himself in a professional manner and with a demeanor that fosters a collegial work environment. For the avoidance of doubt and without limiting the generality of the foregoing sentence, during any period that Baumann is present in the Company’s offices, Baumann shall not discuss any business with any Company employee, engage in any verbal communication with any Company employee except friendly pleasantries or physically touch, physically or mentally intimidate or otherwise threaten any Company employee. If Baumann shall violate this provision, the Company shall have the right to expel him from the Company’s office, and he shall not be readmitted at any time for any reason without the consent of the Company’s chairman.

11.         Other Agreements. Notwithstanding the provisions of any stock award agreement with respect to shares of restricted common stock of the Company owned by Barbara Montero, such shares of restricted common stock shall vest in full as of the Separation Date; provided, however, that the number of shares to be delivered to Barbara Montero shall be reduced, in accordance with Section 14.04 of the Plan, to cover tax withholding obligations applicable to the vesting of such restricted shares.

12.          Binding Effect. All terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, other legal representatives, heirs, successors and permitted assigns.

13.          Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and expenses, court costs and all expenses even if not taxable as court costs (including, but not limited to, all attorneys' fees and expenses incident to any appeals), incurred in that action or proceeding, in addition to any other relief to which such Party or Parties may be entitled.

14.          Entire Agreement. This Agreement (together with the agreements and documents expressly referenced herein) represents the entire understanding and agreement between the Parties with respect to the subject matter discussed in this Agreement, and supersedes all other negotiations, understandings and representations (if any) made by and between such Parties with respect to such subject matter. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby.

15.          Counterparts. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16.          Opportunity for Independent Representation. Baumann hereby acknowledges and agrees that he has been given the opportunity, if so desired, to seek independent counsel for review and advice in connection with his rights, remedies and obligations under this Agreement.

17.          Governing Venue and Submission to Jurisdiction. This Agreement shall be governed by the laws of the State of Maryland. Any suit, action or other legal proceeding arising out of, or relating to, this Agreement shall be brought in a court of competent jurisdiction located in Baltimore, Maryland having subject matter jurisdiction thereof and both Parties agree to submit to the jurisdiction of such forum.

18.          Notices. All notices, demands, requests and replies required or permitted by this Agreement shall be in writing and shall be deemed given when delivered in person or on the third (3rd) business day following the date of mailing if sent by first-class mail, postage prepaid, return receipt requested, addressed as follows:

(a)	if to the Company:	Trade Street Residential, Inc.
Attention: Chief Executive Officer
19950 W. Country Club Drive
Suite 800
Aventura, FL 33180

(b)	if to Baumann:	Michael D. Baumann
915 North Southlake Drive Hollywood, Florida 33019

PLEASE READ CAREFULLY. THIS DOCUMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Signature Page Follows]

The undersigned, Michael Baumann, hereby represents that he has executed this Agreement for the purposes and the consideration expressed herein, and that he has carefully read this Agreement, has had adequate time and opportunity to consider and understand its meaning and effect, and, if he so desired, discussed it with any person of his choice, including his attorney, and that he has voluntarily executed it as such.

The undersigned Parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

EMPLOYEE		TRADE STREET RESIDENTIAL, INC.

By:	/s/ Michael D. Baumann	By:	/s/ Richard Ross
Michael D. Baumann

		Print Name:	Richard Ross

		Title:	Chief Financial Officer

Date:	February 23, 2014	Date:	February 23, 2014

[Signature Page to Separation Agreement and Release]